EX-99.11.a

2005 Market Street, Suite 2600
Philadelphia, PA  19103-7018
 T:  (215) 564-8099
 F:  (215) 564-8120

June 20, 2011

Board of Trustees
Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA  19103

Subject:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Adviser Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of substantially all of the assets and liabilities (the “Transaction”) of The International Fixed Income Portfolio, a series of Delaware Pooled Trust, a statutory trust organized under the laws of the State of Delaware, by and in exchange for Class A shares (the “Shares”) of Delaware International Bond Fund (the “Acquiring Fund”), which is a series of the Trust.

We have reviewed the Trust’s Agreement and Declaration of Trust, Amended and Restated By-laws (“By-laws”) and resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, as well as such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on Delaware statutory law and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.           The Shares of the Acquiring Fund will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-laws and resolutions of the Trust’s Board of Trustees, relating to the creation, authorization and issuance of shares.

2.           The Shares will be issued against payment therefor as described in the Registration Statement, and that such payment will have been at least equal to the net asset value.

Board of Trustees
Delaware Group Adviser Funds
June 20, 2011

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:      /s/ Jonathan M. Kopcsik
Jonathan M. Kopcsik, Esq.